Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Calvert Social Investment Fund:

We consent to the use of our reports, incorporated herein by reference, dated November 28, 2011, with respect to the financial statements of the Calvert Enhanced Equity Portfolio, and dated December 27, 2011, with respect to the financial statement of the Calvert Bond Portfolio, each a series of the Calvert Social Investment Fund, as of September 30, 2011, and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm and Custodians" and “Fund Service Providers” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
November 26, 2012